Exhibit 99.1

RYMAN HOSPITALITY PROPERTIES, INC. ANNOUNCES $400 MILLION TERM LOAN B

NASHVILLE, Tenn. (June 18, 2014) – Ryman Hospitality Properties, Inc. (NYSE: RHP) (the “Company”) announced today it has added an additional senior secured $400 million term loan (the “Term Loan B”) to its existing credit agreement. The new term loan matures in January 2021.

The Term Loan B was fully drawn at closing and bears interest at a rate equal to LIBOR plus a 3.00 percent applicable margin, subject to a LIBOR floor of 0.75 percent. The Term Loan B is secured by (i) a first mortgage lien on the real property of each of the Company’s Gaylord Hotels properties, (ii) pledges of the equity interests in the subsidiaries of the Company that own the Gaylord Hotels properties, (iii) the personal property of the Company, the Company’s operating partnership and the guarantors of the Term Loan B, and (iv) all proceeds and products from the Company’s Gaylord Hotels properties. The lead arranger for the Term Loan B was Deutsche Bank Securities Inc. The joint bookrunners for the Term Loan B were Deutsche Bank Securities Inc., Wells Fargo Securities LLC, J.P. Morgan Securities, LLC, U.S. Bank, National Association and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

The proceeds received from the Term Loan B may be used, as the Company may determine, to repay revolving loans under the Company’s existing credit facility and to repay the Company’s outstanding 3.75% convertible notes or to settle, in whole or in part, the warrant transactions entered into in connection with the issuance of the 3.75% convertible notes.

“We are pleased to have completed the addition of the new term loan to our credit facility,” said Colin Reed, chairman, president and chief executive officer for Ryman Hospitality Properties, Inc. “The new term loan was well received by lenders and the favorable pricing and terms of the facility are a signal of the confidence in our strategy and recognition of the value of our assets.”

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP), is a real estate investment trust for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 7,795 rooms that are managed by world-class lodging operator Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat and the Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland. The Company also owns and operates a number of media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for nearly 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; and WSM-AM, the Opry’s radio home. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s expectations, future results and underlying assumptions, and other statements that are not necessarily based on historical facts. An example of these statements is the use of the proceeds of the Term Loan B. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission, including the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and subsequent Quarterly Reports on Form 10-Q. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Investor Relations Contacts:	Media Contacts:

Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
615-316-6588	(615) 316-6302
mfioravanti@rymanhp.com	babrahamson@rymanhp.com
~or~	~or~
Todd Siefert, Vice President of Corporate Finance & Treasurer	Josh Hochberg or Dan Zacchei
Ryman Hospitality Properties, Inc.	Sloane & Company
615-316-6344	(212) 446-1892 or (212) 446-1882
tsiefert@rymanhp.com	jhochberg@sloanepr.com dzacchei@sloanepr.com